Fisher Investments Compliance Manual

Appendix A. Code of Ethics and Policy Regarding Personal Securities Transactions

November 2021

I. INTRODUCTION

This Code of Ethics and Policy Regarding Personal Securities Transactions (this “Code”) has been adopted by FISHER INVESTMENTS (“FI” or the “Firm”).  This Code is applicable to all officers, directors, employees and certain designated temporary employees and contractors who are considered Access Persons (as defined below) of FI and those of its subsidiaries for which FI serves as sub-manager, namely Fisher Investments Australasia Pty Ltd (“FIA”), Fisher Investments Europe Limited (“FIE”), Fisher Investments Luxembourg, Sàrl (“FIL”), Fisher Investments Ireland Limited (“FII”), Grüner Fisher Investments GmbH, Grüner Fisher Investments, and Fisher Investments Japan (“FIJ”) (the “Sub-Advised Subsidiaries”). This Code has also been adopted by FIA, FIE, FIL, FII and FIJ as the personal account dealing policy applicable to their relevant personnel. As applicable, the references to “FI” in this code shall also include FIA, FIE, FIL FII, and FIJ.

This Code is intended to satisfy the legal requirements applicable to FI as an investment adviser to its clients pursuant to Section 204A and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and to FI as a sub-adviser to registered investment companies pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code is also intended to satisfy the legal requirements applicable to FIA, FIE, FIL, FIIand FIJunder Article 29 of the Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

However, this Code is not intended to describe in detail every provision of FI’s procedures to which employees are subject regarding transactions in securities; employees are expected to familiarize themselves with the rules and regulations applicable to them.

FI is committed to providing the highest quality of service to all of our clients. This Code is based on the fundamental principle that FI and its employees must put client interests first. As an investment adviser, FI has fiduciary responsibilities to its clients and any registered investment companies for which it serves as adviser or sub-adviser. Among FI’s fiduciary responsibilities is the responsibility to ensure its employees conduct their personal securities transactions in a manner that does not take unfair advantage of FI’s relationship with clients.

More generally, FI’s standards of business conduct are based on principles of openness, integrity, honesty, and trust. It bears emphasis that technical compliance with this Code does not insulate from scrutiny transactions showing a pattern of compromise or abuse of fiduciary responsibilities to FI’s clients. Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal

1

interests and the interests of clients. All employees should be sensitive to all areas of potential conflict, even if not addressed specifically in this Code.  Any questions or issues should be brought to the attention of the Law and Compliance Department (“LCD”), which assists employees in complying with this Code.

All FI employees must comply with applicable securities laws. As part of this requirement, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client: (i) to defraud such client in any manner; (ii) to mislead such client, including illegally making a statement that omits material facts; (iii) to engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) to engage in any manipulative practice with respect to such client; or (v) to engage in any manipulative practice with respect to securities, including price manipulation.

II. COMPLIANCE MANUAL AND TRAINING

FI has adopted a Compliance Policies and Procedures Manual (the “Compliance Manual”), which provides guidance to all employees with respect to the appropriate standards of professional conduct, and includes this Code. Upon employment, all officers, directors, and employees must review the Compliance Manual and must acknowledge in writing that they have reviewed and are familiar with the contents, agree to abide by the requirements, and understands failing to do so carries employment risk, up to and including termination. From time to time, FI updates the Compliance Manual and notifies its employees. Employees are expected to be familiar with such updates.

FI provides training on its Compliance Manual to new employees, as well as an annual review for existing employees. In addition, all employees are required to update their disclosure information as necessary and at least annually, as well as acknowledge in writing they have read and understood the most current version of the Compliance Manual.

III. DEFINITIONS

As used in this Code, the following terms shall have the meanings indicated:

▪	“Access Person” means any (i) director/manager or officer of FI; (ii) any employee or contractor of FI or its Sub-Advised Subsidiaries with access to information regarding any FI client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any FI client; (iii) any employee or contractor of FI or its Sub-Advised Subsidiaries involved in making securities recommendations or decisions in respect of any FI client’s portfolio, or has access to such nonpublic recommendations or decisions; and (iv) any other employee or contractor who LCD determines should be an “access person”. LCD maintains a current list of all Access Persons.
▪	“Non-Access Person” means any employee or contractor of FI and its subsidiaries not falling within the above definition. Any questions about a person’s status should be directed to the Chief Compliance Officer or Head of Compliance.
2

▪	“Control Account” means any securities account, whether or not with a broker or dealer, over which an Access Person has any control or influence over security transaction decisions or in which the Access Person has any beneficial interest (i.e., derives any benefit). Such accounts include securities accounts of (i) any Access Person, (ii) his or her spouse or domestic partner, (iii) any family member of the Access Person living in the same household as the Access Person, and (iv) any trust, partnership or other entity which the Access Person, spouse or domestic partner, or a family member living in the same household influences security transaction decisions or has any beneficial interest. Control Accounts do not include an account over which the Access Person has no direct or indirect control or influence.
▪	“Security” means any note, stock, treasury stock, security future, exchanged-traded fund, exchange-traded noted, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

IV. PERSONAL TRADING POLICIES FOR ACCESS PERSONS

A. Pre-Approval Requirements

Access Persons may not engage either directly or indirectly in any personal securities transactions (including initial public offerings (“IPOs”) or private placements) with respect to any Control Account, with the exceptions noted below, without the prior written approval of FI. Non-Access Persons are not required to obtain approval from FI to engage in personal securities transactions.

FI may refuse or postpone approval for any personal trade, including IPOs and private placements.

B. Approval Process and Considerations

Approval shall be obtained through the Schwab Compliance Technologies (“SCT”) system on Fi2re. A record of the approval or denial of the trade request shall be retained in SCT.

Personal trading requests (buys and sells) generally are approved if:

▪	The trade request is not based on nonpublic material information.
3

▪	The security is not on the firm’s Restricted List maintained in SCT.
▪	The transaction is for corporate bonds (excluding convertible bonds), regardless of whether it is held in client portfolios or a client trades the underlying equity security, provided the employee request does not conflict with client orders for the same corporate bond and no trade in the same bond is contemplated for a client account that trading day or the next trading day.

Pre-clearance of personal securities transactions for publicly traded securities will be effective for two (2) business days. Limit Orders, including stop loss orders, are allowed provided the order is completed within the two day effective period. If the order is not executed within the two day effective period, the initial pre-clearance will no longer be valid and pre-clearance must be obtained again.

1. Exceptions for Sell Transactions by Access Persons

Access persons may be allowed to sell personal holdings that are on the FI’s Restricted List. In cases where it is likely that client trades will occur on the day approval otherwise would be granted or in the next several trading days, LCD, in conjunction with a member of the Investment Policy Committee (“IPC”), determines if the situation merits an approval of the proposed transaction. Only transactions on the sell side shall be considered in such circumstances.

In considering whether to allow a sell transaction, a member of the IPC shall take into account the following factors:

▪	Whether the requested sell is being made in anticipation of any IPC-related decision
▪	Whether the requested sell would materially affect client portfolios

Employees will be limited to one IPC exception request per quarter for publicly traded securities. Securities must be held for more than 30 days to be considered for an IPC exception. Upon approval, employees are required to execute their sell orders on the last trading day of the business week.

If permission for the sell is granted by a member of the IPC, the decision shall be documented within SCT.

2. Derivative Securities

The restrictions and procedures applicable to the transactions in securities by Access Persons set forth in this Code shall similarly apply to derivative securities, such as options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer.

C. Securities Not Requiring Pre-approval

▪	Direct obligations of the US Government
4

▪	Municipal Bonds and Securities
▪	Bankers’ Acceptances
▪	Bank Certificates of Deposit
▪	Commercial Paper
▪	High Quality Short-Term Debt Instruments, including repurchase agreements
▪	Currency, Currency Futures and Commodity Futures
▪	Bitcoin and other virtual and digital currencies
▪	Open-ended mutual funds and money market funds, other than any fund advised or sub-advised by FI as listed in section E below, which do require pre-approval
▪	Open-ended investment companies (OEICs) and are not traded on an exchange
▪	Unit Investment Trusts (UITs) and are not traded on an exchange
▪	Money market funds

D. Transactions Not Requiring Pre-approval

▪	Participating in tender offers or other widely disseminated corporate actions
▪	Sale of fractional shares
▪	Exercise or assignment of options
▪	Transactions placed in accounts managed on a fully discretionary basis by a third party adviser or broker (annual certification by the impacted employee is required)

E. Prohibition on trading in Shares of Registered Investment Companies managed by FI

Employees are prohibited from purchasing/selling shares of the following Fisher managed mutual funds: TMPFX, QDIBX, QDISX, QDVBX, QDVSX, ILESX, IAFEX, or IUSCX

F. Additional Risks for Margin and Option and Penny Stock Trading Assumed by Access Persons

Access Persons wishing to open and maintain active margin accounts with debit balances, short security positions, derivative security positions, or any combination thereof, must recognize the additional risks this Code imposes beyond the market risk inherent in these investments and the requirements of their custodian. These risks include, but are not limited to, the potential inability to place instructions:

▪	to liquidate a particular security to satisfy a margin call if trading in the security has been restricted by FI;
▪	to cover a short equity position to protect a profit or limit a loss if trading in the security has been restricted by FI;
5

▪	to liquidate or close out (as applicable) a derivative security position (i.e. to prevent the automatic assignment or exercise of an in-the-money option contract) if trading in the underlying security has been restricted by FI.

Penny stock trading is highly speculative. Employees of FI are reminded they are required to comply with FI policies and procedures and applicable securities laws.  As part of this requirement, employees are not permitted, in connection with the purchase or sale, of a security in your personal control account(s), to engage in any of the following:

▪	Trading while in possession of any material non-public information;
▪	Price manipulation;
▪	Posting of false information about securities to publicly viewable websites;
▪	Disseminating misleading information regarding securities to any person or entity

G. Blackout Periods

FI may from time to time restrict personal trading in an issuer. This restriction may be a full blackout, a restriction on purchases or a restriction on sales. The length of the restriction period will be at FI’s discretion.

H. Media Restrictions

Specific trading restrictions apply to all securities that Ken Fisher references in any publication. The trading restriction applies to FI managed accounts and to Control Accounts of Access Persons. It applies to buys and sells regardless of whether Ken Fisher recommends a buy or a sell. The restriction time is based on the market capitalization of the security:

▪	For stocks greater than $50 Billion in Market Capitalization, the restriction is 7 days prior to publication and 2 days after publication.
▪	For stocks less than $50 Billion in Market Capitalization, the restriction is 14 days prior to publication date and 7 days after publication date.

The trading restrictions do not apply to open-end investment companies and open-end exchange traded funds that are based on a securities index. Exceptions to the trading restriction may be granted if the client mandates a trade and provides the instruction in writing or it is documented in writing that a member of the IPC deems the liquidation of inherited positions appropriate for a particular client or Access Person account.

I. Family Member Exception to Trading Policies

An Access Person may seek an exception to the reporting requirements and trading policies contained herein for immediate family members or other persons (excluding a spouse or other dependents of the Access Person) residing in the same household as the Access Person. An exception may be considered if the Access Person has certified in writing that he/she does not influence the investment decisions for the account(s) and that the person(s)

6

making the investment decisions for the account(s) do not make such decision, in whole or part, upon information the Access Person has provided. The certification must be reviewed and approved by a member of the Compliance Department.

J. Third Party Managed Account Exception to Trading Policies

Access Persons may seek an exception to the reporting requirements and trading policies contained herein for an account where an independent trustee has management authority over a trust for which the Access Person is grantor or beneficiary, or a third party adviser has discretionary investment authority, provided the independent trustee or third party adviser confirms in writing:

▪	The account is a discretionary account managed by the designated trustee or adviser/manager where the Access Person has no direct or indirect influence or control;
▪	The Access Person is not permitted to suggest or direct particular purchases or sales of securities;
▪	Securities transactions in the Account will not be discussed with the Access Person prior to execution; and
▪	The Access Person may outline only general investment strategies and objectives for the account.

FI will require certification initially and then periodically thereafter by the independent trustee or third party adviser regarding the Access Person’s influence over the account. The Access Person will be required to acknowledge in SCT that they will not suggest or direct securities transactions in the account and confirm the nature of the relationship with the third party adviser. Additionally, the Access Person will be required to confirm on an annual basis that they had no direct or indirect influence or control over the account.

K. Additional Requirements for Fisher Investments Japan

Employees of Fisher Investments Japan (“FIJ”) must hold the following types of securities for a minimum of six (6) months before selling: equities, convertible bonds, warrants, and real estate investment trusts (“REITs”). There is no holding period for ETFs, Corporate Bonds, Futures, Options, or Swaps. Additionally, investment in futures, options, and swaps are only permitted for hedging purposes and may not be invested for speculative purposes.

	Equity, Convertible Bond, Warrant Bond, REIT	ETF, Corporate Bond	Future, Option, Swap*	Mutual Fund, Foreign Exchange, Government Bond
Pre-Approval	Required	Required	Required	Not Required
6 months holding period	Required	Not required	Not required	Not Required
*Trading of Future, Option, Swap is allowed only for hedging purposes
7

L. Additional Requirements for Grüner Fisher Investments

Employees of Grüner Fisher Investments (“GFI”) designated as Access Persons must pre-approve their transactions through the GFI Compliance Department and submit their quarterly transactions and annual holdings reports to GFI Compliance.

V. REPORTING REQUIREMENTS

A. Initial Holdings Reports and Annual Holdings Reports

Each new employee is given access to this Code upon commencement of employment. All new Access Persons must disclose their personal securities holdings through SCT within 10 days of commencement of employment with FI. Similarly, securities holdings of all new related accounts must be reported to LCD within ten (10) calendar days of the date that such account becomes related to the Access Person.

All Access Persons must likewise update and disclose their personal securities holdings through SCT within 10 calendar days of such annual reporting compliance date as may be set by LCD.

Information must be current as of a date no more than forty-five (45) calendar days prior to the date the Initial or Annual Holdings report was submitted. Initial and Annual Holdings Reports must identify:

▪	The title, number of shares, and principal amount of each security the Access Person had any direct or indirect beneficial ownership in which the person became a Access Person;
▪	The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became a Access Person; and
▪	The date the report is submitted by the Access Person to LCD.

B. Quarterly Transaction Reports

Within thirty (30) calendar days after each quarter, all Access Persons must report through SCT the following information regarding personal securities transactions during such quarter.

▪	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
▪	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
▪	The price at which the transaction was effected;
8

▪	The name of the broker, dealer, or bank with or through which the transaction was effected; and
▪	The name of any broker, dealer, or bank with which the Access Person opened an account in which the Access Person intends to hold or transact securities.

For periods in which no reportable transactions were effected, the report in SCT shall indicate no transactions subject to the reporting requirements were effected during the relevant time period.

C. Policies Relating to Initial Holdings and Quarterly Reports

Employees are required to custody their brokerage accounts at Charles Schwab. On an exception basis approved by LCD, employees may maintain existing accounts at brokerages other than Charles Schwab. For accounts maintained at Charles Schwab disclosed in SCT, electronic feeds are received for reportable transactions and positions on a daily basis. Other firms may provide electronic feeds on a daily, weekly, or monthly basis.

Access Persons who receive permission to maintain control accounts at custodians other than the three listed above must manually input their reportable securities transactions directly to SCT or arrange for electronic feeds to be established through the SCT ByAllAccounts application. In addition, Access Persons who do not establish electronic feeds will be required to upload copies of their account statements to SCT on a quarterly basis.

Access Persons are prohibited from purchasing publicly traded securities directly from a transfer agent, or other stock transfer company without prior consent from Compliance.

The following securities are not subject to reporting requirements described above:

▪	Direct obligations of the US Government
▪	Bankers’ Acceptances
▪	Bank Certificates of Deposit
▪	Bitcoin and other virtual and digital currencies
▪	Commercial Paper
▪	High Quality Short-Term Debt Instruments, including repurchase agreements
▪	Open-ended mutual funds, other than any fund advised or sub-advised by FI as listed in section IV.E. above
▪	Money market funds
▪	Shares of unit investment trusts that are invested exclusively in one or more open-ended funds (other than any fund advised or sub-advised by FI as listed in section IV.E. above)
9

▪	Commodity futures, currencies, currency forwards and derivatives thereof.

VI. OBLIGATION TO REPORT VIOLATIONS

All FI employees are required to report any violation of this Code by any person to the Chief Compliance Officer/Head of Compliance immediately upon first becoming aware of such violation. Failure to report violations may result in discipline, up to and including termination of employment. Retaliation against individuals who report violations by other persons will not be tolerated and will result in discipline, up to and including termination of employment.

VII. INSIDER TRADING

No FI employee may engage in any securities transaction for publicly-traded securities either for himself or herself, FI, any FI client account, or any other person while in possession of any material non-public information regarding the issuer or its securities regardless of how or where such information was obtained. Should one of FI’s officers, directors, or employees obtain material non-public information, he or she must immediately notify LCD and secure any documents or information in question. The full policy and procedure is detailed in FI’s Policy Prohibiting Insider Trading which is posted on Fi2re and available to employees. If an employee violates the Insider Trading and Securities Fraud Enforcement Act of 1988 or FI’s policies and procedures, a variety of criminal and civil fines may apply.

VIII. REVIEW, RECORDKEEPING AND SANCTIONS

LCD is responsible for maintaining a current list of all Access Persons and takes steps to help to ensure that all Access Persons have submitted reports, confirmations, or statements in a timely manner.  LCD may delegate the compilation of this information to appropriate persons.

Failure to report control accounts or obtain pre-approval before trading a reportable security will be considered a violation of this Code. Depending on the nature and number of violations, the disciplinary action may result in suspension of the Access Person’s trading privileges. Personnel at Sub-Advised Subsidiaries may be subject to additional personal trading restrictions. Repeated violations of the personal trading policy may be viewed as a material violation of this Code.

If an employee commits a material violation of this Code or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Firm’s Legal Counsel. Senior Management, in consultation with the Firm’s Legal Counsel may impose such sanctions as they deem appropriate, including a letter of censure, suspension, termination of employment, or other action. LCD and HR shall keep a record of any such sanctions.

10